EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Maverick Tube Corporation 1994 Stock Option Plan and the Maverick Tube Corporation Director Stock Option Plan of Maverick Tube Corporation and to the incorporation by reference therein of our report dated October 29, 1997, with respect to the consolidated financial statements of Maverick Tube Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                         Ernst & Young LLP


St. Louis, Missouri
May 6, 1998